Scientific  Agreement  by  and  between  New Medium Enterprises, Inc. and LaDis.



London,  UK
August  1,  2005

     Customer: "New Medium Enterprises, Inc.", US public company referred to as "NME" in the person of its CEO Mahesh Jayanarayan, acting on the grounds of the Statute, on one part, and

     Technology Contractor or Executer: "LaDIS" Ltd., Ukraine, referred to as "LaDIS" in the person of the General Manager Anatoliy Dovhan, acting on the grounds of the Statute and the Articles of Incorporation of "LaDIS" Ltd., on the other part,

Parties  agree  to  the  following:

Section  1.

Subject  of  the  Contract

1.1. NME shall request and LaDIS shall conduct the following scientific and design research and technological works connected with systems of optical memory, researching of Drives for EVD-VMD disks (4x4,7GB; NA = 0,65; WD = 0,6 mm; Bit Rate 40 Mbps; 1-4 layers disc VMD). The work has started and the first report was submitted to NME. Preliminary duration of works is 6 months from the date of signing of this contract .

1.2. The results of completed scientific design research and technological work shall be property of NME only.

1.3. NME shall request and LaDIS shall build 3 fully working VMD drives based on Pioneer 109 model. NME will provide LaDIS with the necessary drives (6 drives) for this work. The approximate duration of this work is two months from the date when LaDIS will receive from NME the necessary Pioneer 109 models and other necessary spare parts (electronic Boards from Pioneer ROM
     115).
1.4.
     NME shall request and LaDIS will conclude the work for adaptation of Decoder Board into 2 VMD drives. This work is subject to availability of Decoder Boards from Exatel. The approximate duration of this work is until November 1, 2005.

1.5. LaDIS has started the work on the development of EVD/VMD drive suitable for reading 4 layer VMD. LaDIS will most actively continue these works. This will be the main priority of works by LaDIS for NME. It will be taken into account that the progress made by LaDIS in the development of EVD/VMD drive will require an acive cooperation with the Chinese company Beijing E-World Technology.

1.6. The schedule of works as defined in 1.3-1.5 will be tightened and finally defined by October 15, 2005.

1.7. Detailed Specification of individual tasks performed under this Contract and costing of every task should be determined by parties in addition to this Contract and such additions will be the Contract's integral parts.


Section  2.

Price,  currency,  procedure  of  settlements  and general value of the Contract

2.1. US dollars (USD) are the currency of the present Contract as well as settlement  currency.

2.2. The total value of the Contract is set to $17,000 per month. The contract duration presently is three months starting from Aug 1st, 2005. After three months the contract is reviewed and the tasks and milestones of the Service contract are re-evaluated and the schedule of works tightened.

2.3 Upon execution of this Agreement, NME shall pay LaDIS its first monthly instalment as state d in paragraph 2.2.

Section  3.
The  Procedure  of  Acceptance  and  Delivery  of  Work

3.1. LaDIS will report in English, directly to each of the members of the NME Management (CEO, Mahesh Jayanarayan; CTO, Eugene Levich; COO, Alexander Bolker-Hagerty; CFO, once appointed). LaDIS shall have the affirmative obligation to report to NME in writing on a weekly basis and upon the completion of each respective phase of work and the total scope of work, whereupon the parties (LaDIS and NME) shall both be required to execute two copies of a Bilateral Acceptance and Delivery Report. The reports will first be sent to the CTO of NME for his approval and acceptance, before LaDIS sends it according to the first sentence in section 3.1.

3.2. The Bilateral and Acceptance reports as referred to in paragraph 3.1 may be signed in counterparts and a facsimile of any notarized execution shall have the same force and effect as an original.

Section  4.
Confidentiality  of  Information:

4.1 Any information and results of a confidential nature that LaDIS has received and developed in the course of its past, present and future work for NME,, that including, but not limited to, technical data, computer programs, source codes, test and analysis data, business information, inventions, technology and Customer information, whether in a written form or orally, acquired by LaDIS from, or otherwise disclosed to it by NME concerning the Services (and R&D Services, if applicable), or the business or technology of NME, including all Proprietary Assets (as defined below) ("Confidential Information") is, and shall be, the property of NME , and shall be maintained in confidence and not used by LaDIS and anyone acting on its behalf without the express written consent of NME.

4.2 LaDIS and the Relevant Support shall not disclose such information to others or use such information, other than in the framework of providing the Services or as may otherwise be agreed by NME . LaDIS and the Relevant Support shall treat such information with the same care as they would exercise in the handling of their own confidential or proprietary information, but in no event less than reasonable care.


4.3 Upon termination or cancellation of this Agreement for any reason, LaDIS immediately shall return all Confidential Information to NME notwithstanding the foregoing, Confidential Information shall not be deemed to include information that (1) is publicly available or in the public domain at the time disclosed; (2) is or becomes publicly available or enters the public domain through no fault of LaDIS; or 3) is approved for release or disclosure by NME without restriction.Confidential Information shall not be deemed to include information that (1) is publicly available or in the public domain at the time disclosed.

Section  5

Ownership  of  Work  Product

5.1 LaDIS agrees and declares that all Confidential Information, work product, proprietary information, inventions, patents, copyrights, and other rights in connection therewith, originated, conceived, written or made by LaDIS independently, or jointly with others, in the framework of rendering the Services and the R&D Services during the term of this Agreement (the "Proprietary Assets"), regardless of whether such were made or acquired (i) during business hours; (ii) at the premises of NME; (ii) with the assistance of material supplied by NME; or (iv) at the request of NME shall be wholly owned by NME and the latter shall be entitled to deal therewith as it desires.

5.2 LaDIS hereby assigns to NME by way of future assignment to NME all the Proprietary Assets. All original works of authorship which are made by LaDIS (solely or jointly with others) within the scope of this Agreement and which may be protected by copyrights are "works made for hire," as that term is defined in the United States Copyrights and Patents Act as of this date, and to which NME has all right, title and interest.

5.3 Upon request, LaDIS will execute any instrument required to vest in NME or its designees complete title to and ownership in any Proprietary Asset. LaDIS will, at the request of NME, execute any necessary instrument to obtain legal for the Proprietary Assets and for the purposes of vesting title thereto in NME or its designees, all at the expense of NME and without any additional compensation of any kind to LaDIS. LaDIS irrevocably appoints NME as its attorney in its name and on its behalf to execute all documents and do all things required in order to give full effect to the provisions of this Section.

5.4 LaDIS shall not use any of the Proprietary Assets for any purpose other than the provision of the Services (or R&D Services, if applicable) under this Agreement.


5.5 Sections 5.1, 5.2, 5.3 and 5.4 shall remain in full force and effect after termination or expiration of this Agreement or any renewal thereof.

Section  6
Expenses

6.1 LaDIS shall pay all of its expenses in connection with its provision of the Services, out of the budget allocation that will be provided in accordance to Section 2 (see Appendix 1 attached herewith), which may be adjusted from time to time by agreement between the parties in accordance to prevailing budgetary considerations and requirements of scientific services. LaDIS shall not be entitled to other reimbursement of expenses expended by it that have not been specifically approved in writing between the parties. However if Services require additional hardware & software and traveling expenses these should be communicated to NME and approved and will not be a art.

Section  7
Force-Majeure  Circumstances

7.1 The Parties have agreed that in case of force-majeure circumstances, the Parties are excused from performing in accordance with this Contract for the period of duration of the above mentioned factors.


7.2 The sufficient proof of Force-majeure conditions is provided by a document issued by the Chamber of Commerce and Industry of the respective country.

Section  8
Sanctions  and  Reclamations

8.1 The Parties have agreed that in case of overdue payment of the currency proceeds for the delivered work, services, research production NME is liable to a fine, which he shall pay LaDIS in the amount of 0,3 (zero point three) per cent of the arrears amount of payment for each day of the overdue. Fines begin from the day which is next after 60-th day from the moment of transferring of the results of works.

Section  9
Arbitration

9.1 All disputes and contradictions that may arise concerning the present Contract or regarding it are settled by the Parties by way of negotiations.


9.2 In case that amicable resolution is not achieved by the Parties then disputes and contradictions are submitted for the consideration of the International Commerce Arbitration Court of the Chamber of Commerce and Industry of Ukraine in Kiev or in Arbitration Court of New York, USA, as demanded by an aggrieved party.


Section  10
Other  conditions

10.1 All changes and amendments to the present Contract are valid if signed by both Parties. The contract comes into effect upon its signing, and remains in effect until completion of said program as per section 1.

10.2 The present Contract is drawn up in two copies, one copy for each Party, all copies have equal legal force.

10.3 Facsimile copies of the present Contract with amendments, annexes and specifications have the legal force of the original.

Section  11

LaDIS  Employees  to  work  full  time  for  NME  under  this  Service


Serhiy  Milyutin,  Optical  design
Ihor  Senko,  Optical  engineering
Vitaliy  Tsukanov,  Disc  technology
Oleh  Oleksyuk,  Radiotechnic  engineering
Ihor  Puhach,  Microprogramming  control
V  l  dymyr  Vasylyshyn,  Optic-mechanical  design
Mykhaylo  Drobot,  optoelectronics
Orest  Didyk,  Servosystems  and  Laser  technics
Ihor  Azarov,  Programming
Denys  Shmyhal,  Book-keeper  (50%  of  time)



Section  12.

Legal  Addresses  of  the  Parties

"LaDIS  Ltd",
Id  No.  3  0  5  3  8  6  9  2
Legal  address:  79060,  Ukraine,
L`viv-60,  3  Naukova  Str.
Tel.:  +380  (322)  40-97-55
Mailing  address:  79060,  Ukraine,
L`viv-60,  p/o  box  2682
Bank  requisites:
Currency  account  No.  260040060857
State  Export-Import  Bank  of  Ukraine,  Affiliation  in  L`viv
MFO  325718,
S.W.I.F.T.:  EXBSUAUXAXXX
Intermediary  Bank:
BANKERS  TRUST  COMPANY,
280  Park  Avenue,  New  York,
NY  10017,  USA
S.W.I.F.T.:  BKTRUS33
ACC.  0  4  0  9  4  2  2  7

New  Medium  Enterprises,  Inc.
195,  the  Vale
London  W3  7QS
United  Kingdom
Tel:  +44  208  7462018
Fax:  +44  208  749  8025

  Signatures  of  the  Parties

For  LaDIS:


_______________________
Anatoliy  Dovhan,  General  Manager




For  NME:

________________________
Mahesh  Jayanarayan,  CEO